January 25, 2011

First Busey Announces 2010 Fourth Quarter and Full Year Results

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

First Busey Corporation’s net income was $7.3 million and net income available to common stockholders was $6.0 million, or $0.09 per fully-diluted common share, for the fourth quarter of 2010. In comparison, the company reported a net loss for the fourth quarter of 2009 of $27.6 million and a net loss available to common stockholders of $29.2 million, or $0.49 per fully-diluted common share.

Net income for the year ended December 31, 2010 was $23.2 million and net income available to common stockholders was $18.1 million, or $0.27 per fully-diluted common share, compared to a net loss in 2009 of $323.1 million and a net loss available to common stockholders of $327.9 million, or $7.85 per fully-diluted common share.  The 2009 net loss was primarily due to total provision expense of $252.0 million, of which $54.0 million was in the fourth quarter and $208.2 million of goodwill impairment in the third quarter.

Our priorities remain balance sheet strength, profitability and growth – in that order.  Since the first quarter of 2010, we have demonstrated improvement in non-performing loans, capital ratios and profitability in each quarter.  We expect to continue to see gradual improvement in non-performing loans and profitability while maintaining high capital ratios.

As noted in our prior quarter’s release, we have turned much of our attention toward growth and raising capital to support our future growth plans.  In December 2010, we completed offerings of our common stock and a series of convertible preferred stock, together yielding net proceeds of $84.3 million, pushing our total regulatory capital ratio in excess of 16% and our regulatory tier 1 capital and leverage ratios in excess of 15% and 11%, respectively.  In January 2011, we delivered an initiative and the tools to our front line associates in an effort to spur organic growth. We also believe that the recent capital raise allows us to contemplate external growth opportunities as they become available.

Asset Quality:  Our non-performing loans at December 31, 2010 showed improvement as compared to September 30, 2010 and December 31, 2009 levels.  While our past due categories were slightly higher than the prior quarter, they remained within our range of expectations.  We expect continued gradual improvement in our overall asset quality in 2011; however, this is dependent on market specific economic conditions.  The key metrics are as follows:

•	Non-performing loans decreased to $68.1 million at December 31, 2010 from $79.7 million at September 30, 2010 and $86.3 million at December 31, 2009.

o	Illinois non-performing loans decreased to $38.3 million at December 31, 2010 from $41.8 million at September 30, 2010 and increased from $28 million at December 31, 2009.
o	Florida non-performing loans increased slightly to $23.8 million at December 31, 2010 from $22.8 million at September 30, 2010 and decreased from $40.2 million at December 31, 2009.
o	Indiana non-performing loans decreased to $6.0 million at December 31, 2010 from $15.1 million at September 30, 2010 and $18.1 million at December 31, 2009.

•
Loans 30-89 days past due increased to $23.5 million at December 31, 2010 from $19.3 million at September 30, 2010 and $12.5 million at December 31, 2009.  The primary reason for the increase in past dues related to single family residential mortgages, primarily in Illinois. Although we generally experience an increase in single family residential past dues in the fourth quarter, the spike in the fourth quarter of 2010 was higher than fourth quarter of 2009.  We believe our loss exposure in single family residential mortgages is limited.

•	Other real estate owned decreased to $9.2 million at December 31, 2010 from $11.5 million at September 30, 2010 and $17.2 million at December 31, 2009.

•	The ratio of non-performing assets to total loans plus other real estate owned decreased to 3.25% from 3.60% at September 30, 2010 and 3.68% at December 31, 2009.

•	The ratio of construction and land development loans to total loans decreased to 7.6% at December 31, 2010 from 8.3% at September 30, 2010 and 11.7% at December 31, 2009.
•	The allowance for loan losses to non-performing loans ratio increased to 111.6% at December 31, 2010 from 104.3% at September 30, 2010, and was below the 116.1% ratio at December 31, 2009.
•	The allowance for loan losses to total loans ratio declined slightly to 3.21% at December 31, 2010 compared to 3.30% at September 30, 2010, and was down from 3.59% at December 31, 2009.
•
Net charge-offs were $17.4 million for the fourth quarter of 2010, which were lower than the $18.5 million recorded during the third quarter of 2010 and the $73.8 million recorded for the fourth quarter of 2009.

•	Provision expense in the fourth quarter of 2010 was $10.3 million compared to $9.5 million in the third quarter of 2010 and $54.0 million in the fourth quarter of 2009.

We continue to believe the peak of our non-performing assets occurred in the quarter ended September 30, 2009.  Improving our asset quality metrics will continue to be a high priority until we experience sustained improvement in our market specific economic conditions.

        Operating Performance:  Our profit increased to $7.3 million in the fourth quarter of 2010 as compared to $6.0 million in the third quarter of 2010 and significantly higher than the fourth quarter of 2009 loss of $27.6 million.  The primary reason for the increase over the third quarter of 2010 was $2.0 million in additional gains on sale of mortgage loans and
            $1.9 million of gains on sales of OREO, partially offset by $0.8 million of additional provision expense and increased compensation expense related to mortgage production.

             Pre-provision, pre-tax income was $21.3 million for the fourth quarter of 2010 compared to $17.4 million for the quarter ended September 30, 2010 and $12.0 million for the quarter ended December 31, 2009. Our normalized pre-provision, pre-tax income was $20.1 million in the fourth quarter of 2010 compared to $18.0 million in the third quarter of 2010 and
      $17.0 million in the fourth quarter of 2009. The normalized pre-provision, pre-tax income non-GAAP reconciling items in the fourth quarter of 2010 were gains on sales of OREO of
              $1.9 million, partially offset by OREO costs of $0.4 million and non-accrual interest reversals of $0.2 million.

Significant operating performance items were:

•
Net income available to common stockholders (net of TARP dividends) for the quarter ended December 31, 2010 was $6.0 million, or $0.09 per fully-diluted share, compared to a loss of $29.2 million, or $0.49 per fully-diluted common share, for the quarter ended December 31, 2009.

•
Net income available to common stockholders (net of TARP dividends) for the year ended December 31, 2010 was $18.1 million, or $0.27 per fully-diluted share, compared to a loss of $327.9 million, or $7.85 per fully-diluted common share, for the year ended December 31, 2009.

•
Net interest margin increased to 3.68% for the fourth quarter of 2010 as compared to 3.64% for the third quarter of 2010, and increased from 3.36% for the fourth quarter of 2009. The net interest margin for the year ended December 31, 2010 was 3.58% as compared to 3.05% for the year ended December 31, 2009.

•
The efficiency ratio decreased to 51.51% for the fourth quarter of 2010 as compared to 58.21% for the third quarter of 2010, and decreased from 70.71% for the fourth quarter of 2009. The efficiency ratio for the year ended December 31, 2010 was 55.91%, an improvement from 63.12% in 2009.

•	Total revenue, net of interest expense and security gains, was $178.9 million in 2010 as compared to $180.3 million in 2009.

•	FirsTech’s net income decreased to $1.8 million in 2010 from $2.9 million in 2009. As previously noted, this decrease was expected.

•	Busey Wealth Management’s net income increased to $3.3 million in 2010 as compared to $2.6 million in 2009.

On January 28, 2011, we will pay a cash dividend of $0.04 per common share to stockholders of record on January 21, 2011.

We have come a long way in 2010.  While we are not proud of where we were in 2009 as a result of the unprecedented economic challenges, we have accomplished a significant amount in 2010.  We believe only better things are ahead in the future.  We will not rest on our modest accomplishments.  Rather, we will focus a greater amount of our time on growth, which combined with a strong balance sheet and strong profits make a great company.

We thank our associates for their efforts, our customers for their business and you, our stockholders, for your continued support of Busey.

\s\ Van A. Dukeman

President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
EARNINGS & PER SHARE DATA
Net income (loss)	$7,306	$6,022	$(27,558)	$23,230	$(323,113)
Income (loss) available to common stockholders1	5,984	4,739	$(29,239)	18,060	$(327,880)
Revenue2	46,623	44,202	45,953	178,886	180,285
Fully-diluted earnings (loss) per share	0.09	0.07	(0.49)	0.27	(7.85)
Cash dividends paid per share	0.04	0.04	0.04	0.16	0.40

Net income (loss) by operating segment
Busey Bank	$7,008	$5,449	$(25,865)	$21,230	$(320,807)
Busey Wealth Management	710	716	649	3,283	2,557
FirsTech	299	425	472	1,821	2,869

AVERAGE BALANCES
Assets	$3,548,171	$3,598,237	$3,894,489	$3,648,831	$4,230,791
Earning assets	3,227,207	3,280,987	3,628,623	3,327,677	3,819,996
Deposits	2,930,644	2,982,590	3,208,901	3,026,786	3,363,345
Interest-bearing liabilities	2,723,625	2,778,286	3,064,451	2,831,769	3,282,648
Stockholders' equity - common	237,485	234,916	244,143	233,152	360,024

PERFORMANCE RATIOS
Return on average assets3	0.67%	0.52%	(2.98%)	0.49%	(7.75%)
Return on average common equity3	10.00%	8.00%	(47.51%)	7.75%	(91.07%)
Net interest margin3	3.68%	3.64%	3.36%	3.58%	3.05%
Efficiency ratio4	51.51%	58.21%	70.71%	55.91%	63.12%
Non-interest revenue as a % of total revenues2	36.92%	32.96%	34.67%	34.51%	36.54%

ASSET QUALITY
Gross loans	$2,368,777	$2,518,209	$2,792,823
Allowance for loan losses	76,038	83,098	100,179
Net charge-offs	17,361	18,531	73,842	66,142	249,992
Allowance for loan losses to loans	3.21%	3.30%	3.59%
Allowance as a percentage of non-performing loans	111.64%	104.29%	116.08%
Non-performing loans
Non-accrual loans	65,486	78,223	82,133
Loans 90+ days past due	2,618	1,457	4,166
Geographically
Downstate Illinois/ Indiana	44,281	56,831	46,120
Florida	23,823	22,849	40,179
Loans 30 -89 days past due	23,477	19,322	12,493
Other non-performing assets	9,154	11,463	17,241

1 Available to common stockholders, net of preferred dividend and discount accretion
2 Net of interest expense, excludes security gains
3 Quarterly ratios annualized and calculated on net income (loss) available to common stockholders
4 Net of security gains and intangible charges

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	December 31,	September 30,	December 31,
	2010	2010	2009
Assets
Cash and due from banks	$418,965	$222,226	$207,071
Investment securities	599,459	551,720	569,640
Net loans	2,292,739	2,435,110	2,692,644
Premises and equipment	73,218	74,362	77,528
Goodwill and other intangibles	40,242	41,263	44,330
Other assets	180,380	208,532	223,639
Total assets	$3,605,003	$3,533,213	$3,814,852

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$460,661	$449,702	$468,230
Interest-bearing deposits	2,455,705	2,474,503	2,702,850
Total deposits	$2,916,366	$2,924,205	$3,171,080

Federal funds purchased & securities
sold under agreements to repurchase	138,982	130,419	142,325
Short-term borrowings	-	4,000	-
Long-term debt	43,159	52,576	82,076
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	30,991	30,446	36,243
Total liabilities	$3,184,498	$3,196,646	$3,486,724
Total stockholders' equity	$420,505	$336,567	$328,128
Total liabilities & stockholders' equity	$3,605,003	$3,533,213	$3,814,852

Per Share Data
Book value per common share	$3.65	$3.56	$3.45
Tangible book value per common share	$3.14	$2.94	$2.78
Ending number of common shares outstanding	79,100	66,361	66,361

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Interest and fees on loans	$32,954	$39,026	$138,860	$161,971
Interest on investment securities	4,085	5,003	17,323	22,539
Total interest income	$37,039	$44,029	$156,183	$184,510

Interest on deposits	6,170	12,032	32,714	60,079
Interest on short-term borrowings	156	193	640	2,229
Interest on long-term debt	617	1,100	2,930	4,900
Junior subordinated debt owed to unconsolidated trusts	685	685	2,748	2,901
Total interest expense	$7,628	$14,010	$39,032	$70,109

Net interest income	$29,411	$30,019	$117,151	$114,401
Provision for loan losses	10,300	54,000	42,000	251,500
Net interest income (loss) after provision for loan losses	$19,111	$(23,981)	$75,151	$(137,099)

Fees for customer services	4,466	4,384	16,592	17,086
Trust fees	3,473	3,197	14,231	12,817
Commissions and brokers' fees	447	465	1,756	1,843
Remittance processing	2,233	3,146	9,349	13,032
Gain on sales of loans	6,146	2,437	16,130	12,379
Net security gains (losses)	(7)	(10)	1,018	130
Other	447	2,305	3,677	8,727
Total non-interest income	$17,205	$15,924	$62,753	$66,014

Salaries and wages	10,948	12,143	41,219	44,519
Employee benefits	2,024	900	9,693	9,086
Net occupancy expense	2,188	2,501	9,135	9,886
Furniture and equipment expense	1,360	1,712	5,962	7,288
Data processing expense	2,122	2,271	7,977	7,922
Amortization expense	1,021	1,090	4,088	4,361
Regulatory expense	1,676	1,463	6,978	8,580
Goodwill impairment	-	-	-	208,164
OREO expense	429	1,525	1,872	2,761
Other operating expenses	3,520	10,353	18,286	25,128
Total non-interest expense	$25,288	$33,958	$105,210	$327,695

Income (loss) before income taxes	$11,028	$(42,015)	$32,694	$(398,780)
Income taxes	3,722	(14,457)	9,464	(75,667)
Net income (loss)	$7,306	$(27,558)	$23,230	$(323,113)
Preferred stock dividends and discount accretion	$1,322	$1,681	$5,170	$4,767
Income (loss) available for common stockholders	$5,984	$(29,239)	$18,060	$(327,880)

Per Share Data
Basic earnings (loss) per common share	$0.09	$(0.49)	$0.27	$(7.85)
Fully-diluted earnings (loss) per common share	$0.09	$(0.49)	$0.27	$(7.85)
Diluted average common shares outstanding	66,503	59,509	66,397	41,788

Corporate Profile

First Busey Corporation is a $3.6 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has thirty-three banking centers serving downstate Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida. Busey Bank had total assets of $3.6 billion as of December 31, 2010.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of December 31, 2010, Busey Wealth Management had approximately $3.5 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 28 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 3,100 agent locations in 38 states.

Busey provides electronic delivery of financial services through our website, www.busey.com.

Contact:
David B. White, CFO
217-365-4047

Special Note Concerning Forward-Looking Statements
This document may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.